 EXHIBIT 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of  European Biotech Acquisition Corp. (the "Company") on Form S-1 pursuant to Rule 462(b) under Securities Act of 1933, as amended, of our report dated February 5, 2011, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of European Biotech Acquisition Corp. as of January 18, 2021 and for the period from  January 8, 2021 (inception) through January 18, 2021 appearing in the Registration Statement on Form S-1,  as filed (File No. 333-253220) of European Biotech Acquisition Corp.

/s/ Marcum llp

Marcum llp

New York, NY

March 15, 2021